Exhibit 99.1

Independent Auditor’s Report

To the Board of Directors

Resolute Energy Corporation:

We have audited the accompanying Statements of Revenue and Direct Operating Expenses of the RSP Properties (the Statements) acquired by Resolute Energy Corporation from RSP Permian, L.L.C, Wallace Family Partnership, L.P., Ted Collins, Jr. and certain additional “tag-along” sellers (collectively “RSP Sellers”) (the Acquired Properties) as described in Note 1, for each of the years in the two-year period ended December 31, 2012, and the related notes to the Statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these Statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of Statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly in all material respects, the Revenue and Direct Operating Expenses of the RSP Properties acquired by Resolute Energy Corporation for each of the years in the two-year period ended December 31, 2012, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in Note 5 to the Statements, the 2012 and 2011 Statements of Revenue and Direct Operating Expenses have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Other Matter

U.S. generally accepted accounting principles require that the Oil and Gas Information contained in Note 6 be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance. As discussed in Note 6 to the Statements, the 2012 and 2011 Oil and Gas information has been restated to correct a misstatement.

/s/ KPMG LLP

Denver, Colorado

April 5, 2013, except as to Note 5 which is as of April 15, 2013

STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE RSP PROPERTIES FOR THE

YEARS ENDED DECEMBER 31, 2012 AND 2011

(in thousands)

	Years Ended December 31,
	2012	2011
	(Restated)
Revenue	$68,234	$41,357
Direct operating expenses	11,069	5,143

Revenue in excess of direct operating expenses	$57,165	$36,214

See notes to statements of revenue and direct operating expenses of the RSP Properties

NOTES TO THE STATEMENTS OF REVENUE AND DIRECT OPERATING EXPENSES

OF THE RSP PROPERTIES FOR THE

YEARS ENDED DECEMBER 31, 2012 AND 2011

Note 1 – BASIS OF PRESENTATION

On December 28, 2012, Resolute Natural Resources Southwest, LLC, a Delaware limited liability company (“Resolute Southwest”) and a wholly-owned subsidiary of Resolute Energy Corporation (“Resolute” or the “Company”), acquired an undivided 32.35% interest in certain Permian Basin oil and gas properties near Midland, Texas, pursuant to the terms of a Purchase, Sale and Option Agreement with RSP Permian, L.L.C., a Delaware limited liability company (“RSP”), Wallace Family Partnership, LP, a Texas limited partnership, Ted Collins, Jr. and certain additional “tag-along” sellers (collectively “RSP Sellers”). Natural Gas Partners, an affiliate of the Company, is also an affiliate of RSP. The purchase price for all acquired interests on December 28, 2012 was approximately $133 million. The $133 million purchase price paid to the RSP Sellers included a non-refundable $6 million paid in exchange for the option to acquire the remaining undivided 67.65% interest in the RSP Properties at any time through March 22, 2013, although the option fee would be applied against that purchase price. On March 22, 2013, Resolute exercised the option and completed the acquisition of the remaining 67.65% interest in and operatorship of the RSP Properties for a purchase price of approximately $256 million, net of the option fee (the “RSP Acquisition”). The undivided 32.35% interest acquired on December 28, 2012, and the undivided 67.65% interest acquired on March 22, 2013, are collectively referred to as the “RSP Properties.”

Separate historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the RSP Properties. During the periods presented, the RSP Properties were not accounted for or operated as a consolidated entity or as a separate division by RSP. The accompanying statements of revenue and direct operating expenses for the RSP Properties were derived from the historical accounting records and other applicable source documents of RSP. Accordingly, the accompanying statements are presented in lieu of the financial statements required under Rule 3–05 of SEC Regulation S–X.

The accompanying statements of revenue and direct operating expenses do not represent a complete set of financial statements reflecting the financial position, results of operations, members’ equity and cash flows of the RSP Properties and are not necessarily indicative of the results of operations for the RSP Properties going forward due to the changes in business and the omission of various operating expenses. Certain indirect expenses, as further described in Note 4, were not allocated to the RSP properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant judgment, which would be arbitrary and would likely not be indicative of the performance of the properties on a stand-alone basis.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

The preparation of statements of revenue and direct operating expenses in conformity with accounting principles generally accepted in the United States of America requires Resolute’s management to make various assumptions, judgments and estimates to determine the reported amounts of revenues and expenses, and in the disclosures of contingencies. These estimates and assumptions are based upon management’s best estimates and judgments. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and occurrence of future events. Accordingly, actual results could differ from amounts previously established.

Revenue Recognition

Oil and gas revenue is recognized when production is sold to a purchaser at a fixed and determinable price, when delivery has occurred and title has transferred and the collectability of the revenue is probable. Oil and gas revenue is recorded using the sales method.

Direct Operating Expenses

Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the RSP Properties. The direct operating expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment and facilities directly related to oil and gas production activities.

Note 3 – CONTINGENCIES

The activities of the RSP Properties are subject to potential claims and litigation in the normal course of operations. Management does not believe that any liability resulting from any pending or threatened litigation will have a material adverse effect on the operations or financial results of the RSP Properties.

Note 4 – EXCLUDED EXPENSES

The RSP Properties are part of a much larger enterprise prior to their purchase by Resolute Southwest. Indirect general and administrative expenses, interest expense, income taxes, and other indirect expenses have not been allocated to the RSP Properties by RSP and as such, have been excluded from the accompanying statements. Any allocation of such indirect expenses may not be indicative of costs which would have been incurred by Resolute Southwest on a stand-alone basis. Depreciation, depletion, and amortization expense has also been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated by Resolute on the RSP Properties on a stand-alone basis.

Note 5 – RESTATEMENT

The statements of revenue and direct operating expenses of the RSP Properties for the years ended December 31, 2012 and 2011 have been restated. Subsequent to the issuance of the statements of revenue and direct operating expenses in the Current Report on Form 8-K/A filed on April 5, 2013, officers of the Company discovered that previous disclosures of historical revenue and direct operating expenses with respect to the acquisition of the RSP Properties previously filed were in error due to the misapplication of net revenue interests to gross oil and gas production, revenue and production taxes in the accounting data and records. The items impacted by this restatement are summarized below (in thousands):

	Previously Reported	Adjustment	As Restated
2012 revenue	$90,548	$(22,314)	$68,234
2012 direct operating expenses	$12,193	$(1,124)	$11,069
2012 revenue in excess of direct operating expenses	$78,355	$(21,190)	$57,165
2011 revenue	$54,901	$(13,544)	$41,357
2011 direct operating expenses	$5,800	$(657)	$5,143
2011 revenue in excess of direct operating expenses	$49,101	$(12,887)	$36,214

Note 6 – SUPPLEMENTARY OIL AND GAS INFORMATION (UNAUDITED)

Estimated Net Quantities of Oil and Gas Reserves

The estimates of proved oil and gas reserves and discounted future net cash flows for the RSP Properties as of December 31, 2012 and 2011 were prepared by Resolute’s petroleum engineers. Users of this information should be aware that the process of estimating quantities of proved oil and gas reserves is very complex, requiring significant subjective decisions to be made in the evaluation of available geologic, engineering, and economic data for each reservoir. The data for any given reservoir may also change substantially over time as a result of numerous factors, including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variance in available data for various reservoirs make estimates generally less precise than other estimates included in the statement of revenue and direct operating expenses disclosures.

The estimated proved net recoverable reserves presented below include only those quantities of oil and gas geologic and engineering data that demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic, operating and regulatory practices. Proved developed reserves represent only those reserves estimated to be recovered through existing wells. Proved undeveloped reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operation is required. All of the RSP Properties’ proved reserves set forth herein are located in the Continental United States. RSP incurred capital expenditures of approximately $110 million and $64 million during 2012 and 2011, respectively. The estimate of reserves and the standardized measure of discounted future net cash flows shown below reflect Resolute Southwest’s development plan for the RSP Properties rather than RSP’s development plan for those properties.

The standardized measure of discounted future cash flows does not purport, nor should it be interpreted to present, estimates of the fair value of the RSP Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and risks inherent in reserve estimates.

The following information has been derived from the RSP Properties’ historical production and December 31, 2012, reserve report prepared by the Company’s reserve engineers. Production and extensions and discoveries for the RSP Properties have been added back to derive the prior year amounts. Presented below is a summary of the changes in estimated reserves for the periods presented (in thousands).

	Oil (Bbl)	Gas (Mcf)	NGL (Bbl)	Oil Equivalent (Boe)
Proved Reserves:
Balance at January 1, 2011	5,599	5,760	1,290	7,849
Production(1)	(406)	(630)	—	(511)
Extensions and discoveries(1)	1,930	6,556	848	3,870

Balance at December 31, 2011	7,123	11,686	2,138	11,208
Production(1)	(673)	(1,104)	(202)	(1,059)
Extensions and discoveries(1)	2,736	8,230	2,286	6,394

Balance at December 31, 2012	9,186	18,812	4,222	16,543

Proved developed reserves:
As of December 31, 2012	4,320	9,519	2,133	8,040
As of December 31, 2011	3,498	4,207	942	5,141
Proved undeveloped reserves:
As of December 31, 2012	4,866	9,293	2,089	8,503
As of December 31, 2011	3,625	7,479	1,196	6,067

(1)	As stated above in Note 5, the statements of revenue and direct operating expenses of the RSP Properties for the years ended December 31, 2012 and 2011 have been restated. The restatement resulted in a reclassification of 167 MBoe and 346 MBoe of reserves from production to extensions and discoveries for the years ended December 31, 2012 and 2011, respectively. Total reserves as of December 31, 2012 and 2011 remain unchanged.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure related to proved oil, gas and NGL reserves for the RSP Properties is summarized below. This summary is based on a valuation of proved reserves using discounted cash flows based on SEC pricing applicable for each year, costs and economic conditions and a 10% discount rate. The additions to proved reserves from new discoveries and extensions and the impact of changes in prices and costs associated with proved reserves could vary significantly from year to year. Accordingly, the information presented below is not an estimate of the fair value of the RSP Properties and should not be considered indicative of any trends. The restatement discussed in Note 5 had no impact on the total standardized measure as of December 31, 2012 or 2011.

Standardized Measure of Oil and Gas

	Year Ended December 31,
	2012	2011
	(in thousands)
Future cash inflows	$1,004,490	$747,924
Future production costs	(299,604)	(303,727)
Future development costs	(146,940)	(66,360)
Future income tax expense	(206,440)	(139,799)

Future net cash flows	351,506	238,038
Discount of 10% per annum	(101,824)	(117,541)

Standardized measure of discounted future net cash flows	$249,682	$120,497

During recent years, prices paid for oil and gas have fluctuated significantly. Estimated discounted future net cash flows in the table above for December 31, 2012 and 2011 were computed using an average NYMEX price of $94.71 and $96.19 per Bbl of oil, and $2.76 and $4.12 per MMBtu of gas, respectively.

The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the periods indicated.

Changes in Standardized Measure

	Year Ended December 31,
	2012	2011
	(in thousands)
Standardized measure, beginning of year	$120,497	$86,792
Sales of oil and gas produced, net(1)	(57,165)	(36,214)
Changes in estimated future development costs	(76,140)	(46,866)
Accretion of discount	19,127	13,777
Revisions, extensions and discoveries(1)	240,177	82,386
Net change in income taxes(1)	(46,620)	(4,841)
Other(1)	49,806	25,463

Standardized measure, end of year	$249,682	$120,497

(1)	As stated above in Note 5, the statements of revenue and direct operating expenses of the RSP Properties for the years ended December 31, 2012 and 2011 have been restated. The restatement resulted in a decrease in sales and other of $21,190 and $19,393, respectively, offset by increases in extensions and discoveries and changes in income taxes of $9,593 and $11,390, respectively for the year ended December 31, 2012. The restatement also resulted in a decrease in sales and other of $12,887 and $8,118, respectively, offset by increases in changes in income taxes of $4,769 for the year ended December 31, 2011. The total standardized measure as of December 31, 2012 and 2011 remain unchanged.